UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2005

CKX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-17436	27-0118168
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if
Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

CKX, INC.

August 9, 2005

Item 2.01 Completion of an Acquisition

On August 9, 2005, CKX, Inc. (“CKX” or the “Company”) consummated the acquisition of Morra, Brezner, Steinberg & Tenenbaum Entertainment, Inc. (“MBST”), a leading manager of comedic talent and producer of motion pictures and television programming, and entered into long-term employment agreements with the principals of MBST, Larry Brezner, David Steinberg and Steve Tenenbaum, who will continue to oversee the day-to-day operations of MBST.

MBST is a full service management company with a roster of more than 35 clients, representing an array of Oscar, Tony, Emmy and Grammy winning artists including Robin Williams, Billy Crystal and Woody Allen for more than 25 years each, jazz legend John Pizzarelli for 10 years, and comedian/writer Jeff Ross, comedian Jim Norton and Emmy award winning director Bob Weide, each for more than 3 years. MBST has had an advisory relationship with Apple Corps, the holding corporation for the Beatles, for more than 15 years, though Mr. Tenenbaum’s relationship with Apple goes back more than 25 years.  MBST also has had a relationship with Alain Boublil, the author of the Tony award winning Les Miserables, for more than 15 years.  In addition to its management activities, MBST has been responsible for the production of numerous motion pictures and television productions over the years, including Arthur, Good Morning Vietnam, Throw Momma From the Train, The Vanishing and the soon to be released Disney motion picture, The Greatest Game Ever Played, based upon the best selling book by Mark Frost.

CKX acquired MBST for consideration of $1.0 million and 700,000 restricted shares of CKX common stock, each delivered at closing. The sellers are also entitled to a cash payment in the amount of MBST’s positive net working capital, 75% of which was paid at closing and the remainder of which will be paid upon confirmation of such amount within ninety days following closing.  In addition, the sellers may receive up to an additional 150,000 restricted shares of common stock upon satisfaction of certain performance thresholds within the five year period following closing.

The following Exhibits are furnished with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release issued by the Company dated August 10, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CKX, INC.

	BY:	/s/ Thomas P. Benson
	Name:	Thomas P. Benson
	Title:	Chief Financial Officer
and Executive Vice
President

DATE: August 10, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release issued by the Company dated August 10, 2005